CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

     Allen D. Hardman, hereby certifies that:

     1. He is the President and acting Secretary of ZiaSun Technologies, Inc., a Nevada Corporation.

     2. Article 5., of the Articles of Incorporation of this Corporation is amended to read as follows:

     Article 5. The Corporation is authorized to issue one (1) class of shares to be designated as Common Stock ("Common Stock"). The total number of shares of Common Stock this Corporation shall have the authority to issue is Two Hundred Fifty Million Shares (250,000,000) with a par value of $0.001 per share.

     3. The current number of authorized shares before the amendment to Article 5., as set forth above is 50,000,000 shares of Common Stock, $0.001 Par Value.

     4. The number of authorized shares after the amendment to Article 5., as set forth above is 250,000,000 shares of Common Stock, $0.001 Par Value.

     5. The foregoing Restated Articles of Incorporation have been duly approved by the board of directors.

     6. The foregoing Amended Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 78.3390 of the Nevada Revised Act. The total number of outstanding shares of the corporation is 32,330,170. The number of votes entitled to be cast on the amendment is 32,330,170 and the number of votes indisputably represented at the meeting at which the foregoing amendment was approved was 17,556,931. The total number of undisputed votes cast for the amendment was 11,822,600, which was sufficient for approval of the same.

     The undersigned declare under the penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

     Executed at San Diego, California on November 3, 2000


                                    /S/ Allen D. Hardman
                                    -------------------------------------------
                                    By:  Allen D. Hardman
                                    Its: President, Chief Operating Officer
                                         and Secretary